Annual period ended 3/31/07
File number:  811-08565
Dryden Global Real Estate Fund

SUB-ITEM 77D
Policies with Respect to Security Investment


Strategic Partners Real Estate Fund

Supplement dated January 3, 2007
to
Prospectus and Statement of Additional Information dated May 31, 2006

       Shareholders of Strategic Partners Real Estate Fund (the Fund) recently approved the appointment of Prudential Real Estate Investors (PREI(r)) as the new subadviser to the Fund.

      Shareholders also approved a change in the Fund's investment objective from a fundamental policy of the Fund to a non-fundamental policy of the Fund, and also approved changing the Fund's investment objective from high current income and long-term growth of capital, to capital appreciation and income. As a non-fundamental policy, the Fund's investment objective may be changed upon approval of the Fund's Board of Trustees without obtaining shareholder approval.

      It is anticipated that PREI will assume responsibility for the day-to-day management of the Fund on or about January 19, 2007, at which time the subadvisory agreements with the Fund's current subadvisers (Wellington Management Company LLP and Principal Real
Estate Investors, LLC) will be terminated.

       In anticipation of PREI's assumption of responsibility for the management of the Fund, the Fund has changed its name to Dryden
Global Real Estate Fund.